Exhibit 10.6

SHARED FACILITIES MANAGEMENT AGREEMENT

(Paseo de la Riviera)

This Shared Facilities Management Agreement (this “Agreement”) is executed as of May 28, 2020 (the “Execution Date”) and is made effective as of February 1, 2020 (the “Commencement Date”) between 1350 S Dixie Holdings LLC, a Delaware limited liability company, having its principal office at 2020 Ponce de Leon Blvd, Suite 1104, Coral Gables, FL 33134 (hereinafter referred to as “Owner”), and NPI Management, Inc., having its principal office at 315 Manitoba Avenue, Suite 300, Wayzata, MN 55391 (hereinafter referred to as “Manager”).

WHEREAS, Owner is the owner and developer of the multi-use project commonly known at Paseo de la Riviera located at 1350 South Dixie Highway, Coral Gables, Florida (the “Project”); and

WHEREAS, Owner intends to record a Declaration of Covenants, Restrictions and Easements for Paseo de la Riviera to govern the Project substantially in the form of the draft dated September 10, 2019 (as the same may be modified prior to or in conjunction with execution and recording thereof, the “Declaration”), pursuant to which Owner will divide the Project into various “Units” that will be legally described by a three-dimensional survey and pursuant to which Owner will be the “Declarant,” the initial “Shared Facilities Unit Owner” and the initial “Shared Facilities Manager,” as those terms are defined in the Declaration; and

WHEREAS, as the Shared Facilities Unit Owner and Shared Facilities Manager, Owner will be charged with certain management, maintenance and other administrative duties and obligations under the Declaration with respect to the components of the Project that are identified in the Declaration as the Shared Facilities (as defined in the Declaration and collectively referred to herein as the “Management Duties”); and

WHEREAS, at Owner’s request, Manager commenced performance of certain of the Management Duties on or about the Commencement Date, and Owner desires to engage Manager to perform certain of the Management Duties from and after the Commencement Date (notwithstanding that the Declaration has not yet been finalized, executed or recorded) as specified herein, and Manager desires to accept such engagement, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of mutual promises and covenants herein contained, the parties hereto agree for themselves and their respective successors and assigns, as follows:

SECTION ONE
EXCLUSIVE AGENCY/TERM

1.1 Owner hereby designates and appoints Manager as Owner’s designee to perform certain of the Management Duties as of the Commencement Date, and upon execution of the Declaration, to continue to serve as the “Shared Facilities Manager” designee under the Declaration to perform certain of the Management Duties with respect to those components of the Project that shall constitute the Shared Facilities pursuant to the terms of the Declaration (which portions of the Project are referred to herein as the “Shared Facilities” notwithstanding that the Declaration has not yet been executed). Owner hereby authorizes Manager to exercise such powers with respect to the Shared Facilities as may be reasonable or necessary for the performance of Manager’s obligations under the terms and conditions of this Agreement. Manager accepts such appointment under the terms and conditions hereinafter set forth.

1.2 The Manager’s duties and responsibilities shall commence on the Commencement Date and continue for one year thereafter (the “Initial Term”), and shall continue thereafter for annual periods (each, a “Renewal Term” and, together with the Initial Term, the “Term”) unless on or before thirty (30) days prior to the expiration of the Term, either party hereto shall notify the other in writing of its intention to terminate this Agreement in which case this Agreement may shall terminate as of the expiration of the Term. This Agreement may also be terminated as set forth in Section 6 below.

SECTION TWO
MANAGEMENT OF THE SHARED FACILITIES

2.1 Owner hereby appoints Manager as its lawful agent and attorney-in-fact to do the following, to the extent Manager has received from Owner and/or the Unit owners the necessary funds to do the following:

(a) To manage, operate, and maintain the Shared Facilities in accordance with the Project Standard and otherwise as required pursuant to the Declaration, and to hire and supervise all employees and other labor (whether as employees or contracted labor engaged by Owner, Manager or Manager’s affiliates), for the accomplishment of same.

(b) To prepare annual budgets for the operation, maintenance, repair and insuring of the Shared Facilities (which annual budgets shall include the anticipated labor and overhead costs referred to in Section 3.2 hereof) and to pay all such expenses as they become due to the extent funds are made available to Manager to do so and subject to the limitations in the applicable budget and the terms of this Agreement.

(c) To levy and collect “Assessments” (as such term is defined in the Declaration) from and after the Commencement Date pursuant to the procedures of Article 15 of the Declaration from Owner as to all of the Project until a Unit is sold or transferred to another party, and thereafter to the Owners of the Units in the allocations contemplated by said Article 15.

(d) To take any actions authorized by the Declaration to collect the Assessments and any other amounts owed by Owner or other Unit Owners and to enforce the terms of the Declaration with respect to Shared Facilities; and

(e) If any Unit Owners are affiliates of Owner (whether one or more, the “Affiliated Owners”) and the Affiliated Owners have engaged managers of such Units (the “Other Project Managers”), to supervise the performance of the Other Project Managers under the management agreements between the Other Project Managers and the Affiliated Owners.

2.2 Manager will make available to Owner the advice, consultation, direction and supervision of its technical staff, if any, in connection with ordinary maintenance and repair of the Shared Facilities. However, if it becomes advisable or necessary to make extraordinary repairs or engage in extensive construction or rehabilitation of the Shared Facilities or any part thereof, or if Manager is called upon to perform any extraordinary services not customarily a part of the usual services performed by a building manager, it is agreed by the parties hereto that Manager shall receive an additional fee therefor in an amount to be agreed upon between the parties with respect to such extraordinary services.

2.3 Manager shall use every legitimate effort to collect delinquent Assessments, including the sending of notices and letters. Manager shall notify Owner of all instances of delinquency in the monthly financial statements. When necessary, as directed by Owner, Manager shall institute any and all legal actions or proceedings to effect collections or otherwise to enforce the rights of Owner under the Declaration, and for any of the above-mentioned purposes Manager may employ counsel as directed by and approved by Owner at Owner’s expense or use Owner’s designated counsel. It is understood that all monies expended to collect delinquent accounts shall be Owner’s expense.

2.4 Manager shall make and deduct all disbursements as contemplated by the then current Operating Budget or otherwise authorized by Owner or pursuant to this Agreement from income collected. In the event that at any time there be insufficient funds available in the custody of Manager from the current collections to make such authorized disbursements, Owner agrees to furnish Manager within five (5) business days with funds required to make such payments. Owner agrees to reimburse Manager promptly for any such authorized disbursement that Manager may elect to advance for the account of Owner. Nothing herein contained, however, shall be construed to obligate Manager to make any such advances.

2.5 Manager shall establish and maintain office records, books and accounts that will duly account for all transactions relating to the Shared Facilities as required by the Declaration. Owner shall at all times have access to such records, books and accounts and to all files and all other material pertaining to the Shared Facilities and this Agreement. On or before the fifteenth (15th) day of each calendar month during the Term, Manager shall deliver to Owner: a report as to the “Shared Facilities Costs” (as defined in the Declaration) and collected Assessments, a variance report describing the reason for each account line item variance that is equal to or greater than 10% of the budgeted line item, all bank statements and reconciliations, and aged scheduled of delinquent accounts receivable, and any other statements for the Shared Facilities reasonably requested by Owner. The other Unit Owners shall have access to the financial records of Shared Facilities Manager maintained pursuant to this Agreement as and to the extent provided in the Declaration. All such books, records and other information maintained by Manager shall be deemed the property of Owner and, in the event this Agreement is terminated for any reason, Manager shall deliver the original copies thereof to Owner or its designee no later than ten (10) days following such termination. Within thirty (30) days following the expiration or earlier termination of this Agreement, unless otherwise agreed, Manager shall provide a final accounting to Owner in such form as requested by Owner, of the Shared Facilities Costs and any other costs incurred by Manager (on behalf of Owner or any other Unit owner) during the term of this Agreement. Manager agrees upon Owner’s request following the termination of this Agreement to continue to provide services regarding true-ups in connection with year-end reconciliations and the like.

2.6 Manager shall, for each calendar year, prepare and submit to Owner (i) a proposed operating budget which sets forth estimated Shared Facilities Costs delineated by month on cash and accrual basis accounting (each an “Operating Budget”); and (ii) a proposed capital improvements budget which sets forth estimated Assessment income and expenses in connection with the replacement, repair and maintenance of equipment or improvements of a capital nature on or about the Shared Facilities (the “Capital Improvements Budget”, the Operating Budget and Capital Improvements Budget shall hereinafter be referred to individually as a “Budget” and collectively as the “Budgets”). Manager shall use commercially reasonable efforts to present each proposed Budget for the succeeding calendar year to Owner no later than November 1 of the preceding year. Manager shall allocate among the Unit Owners all Shared Facilities Costs, including operating and capital expenses, in accordance with applicable provisions of the Declaration (it being acknowledged, however, that Owner currently is the fee owner of the entirety of the Project and shall pay all Shared Facilities Costs as authorized by this Agreement before and after execution of the Declaration until a Unit is sold or transferred to another party).

If the proposed Budgets are acceptable to Owner, Owner shall endeavor to notify Manager within thirty (30) days after Owner’s receipt of the proposed Budget. If approval of an Operating Budget is not given on or before such date, then the Approved Operating Budget (as defined below) for the immediately prior calendar year shall be used as the Operating Budget until such time as Owner approves the proposed Operating Budget. The proposed Operating Budget when approved or deemed approved, shall then become the “Approved Operating Budget” for purposes of this Agreement. If approval of a Capital Improvements Budget is not given by Owner on or before December 31st of each year, then, until such time as the proposed Capital Improvements Budget is approved by Owner, Manager shall obtain Owner’s prior approval, which shall be given in Owner’s sole discretion, of all Assessment income and expenses in connection with the replacement, repair and maintenance of equipment or improvements of a capital nature on or about the Shared Facilities. The parties have approved the initial Operating Budget for calendar year 2020 attached hereto as Exhibit A, and as such, Exhibit A constitutes the initial Approved Operating Budget.

The Approved Operating Budget shall constitute an authorization for Manager to adopt regular and special Assessments in accordance with the terms and conditions of the Declaration to cover the Shared Facilities Costs reflected in the Approved Operating Budget and to incur reasonable or necessary charges to manage and operate the Shared Facilities. Any contemplated expenditure that will result in (i) the total budget expenditures set forth in the Approved Operating Budget being exceeded by five percent (5%), or (ii) a particular budget line being exceeded by an aggregate amount of the greater of $10,000.00 and five percent (5%) of such line item shall, in each case, require the prior written approval of Owner; provided, however, that Manager shall not, except as necessary in connection with an emergency situation, exceed the amount budgeted for labor and overhead (as permitted and contemplated by Section 3.2 hereof) without the Owner’s prior written approval, which may be withheld in Owner’s reasonable, but sole discretion. Manager shall notify Owner in writing of the proposed variance and Owner shall approve or disapprove the requested expenditure in writing within five (5) days of receipt of Manager’s notification. Should Owner fail to notify Manager within such five (5) day period, the requested variance will be deemed disapproved by Owner. Once approved by Owner, Manager shall revise the budget and adopt additional regular and special Assessments to cover such variance in accordance with the terms and conditions of the Declaration.

2.7 Manager shall open and maintain a client trust bank account at Owner’s expense, in both Owner’s and Manager’s name at a financial institution designated by Manager (the “Operating Account”). At all times the funds deposited shall be the sole and exclusive property of Owner and shall not be commingled with any other funds. Manager shall deposit into the Operating Account all Assessments and any other funds collected from operational activities of the Shared Facilities. All Assessments shall be deposited to the Operating Account, unless otherwise permitted by this Agreement or instructed by Owner. Manager shall not make any changes to the depository bank or depository arrangements without Owner’s prior written consent. At Owner’s direction any reserve funds shall be kept in a segregated account and any transaction affecting such funds, including the issuance of checks, shall be signed by an authorized signatory approved by Owner.

2.8 Manager shall arrange for the cleaning, maintenance and services needed by the Shared Facilities and shall enter into any necessary contracts or other obligations in connection therewith, subject to the terms hereof. Each such service contract entered into by Manager shall be consistent with the allocated amount in the line item for the applicable service set forth in the Approved Operating Budget. Each such service contract shall not extend for more than one year, shall include a provision for cancellation thereof upon not more than thirty (30) days’ written notice and without payment of any cancellation fee (unless otherwise approved in writing by Owner), shall provide that the contract shall automatically terminate upon the expiration or earlier termination of this Agreement, and shall require that all contractors provide evidence of sufficient insurance. All service contracts may be entered into by Manager in its own name or for the account and in the name of Owner and the funds necessary to pay for the services so obtained shall be paid from the Operating Account. At such times as may be required by applicable law, Manager shall prepare and provide to each property vendor providing services to the Shared Facilities a 1099 form or other forms required by such applicable law to evidence payment for services rendered.

2.9 If the Shared Facilities are separately assessed, Manager will promptly send to Owner and to Owner’s tax consultant upon receipt all notices regarding Taxes or valuations and recommend from time to time the advisability of contesting either the validity or the amount of the Taxes on the Shared Facilities or the valuation of the Shared Facilities. Upon receiving Owner’s approval, Manager in conjunction with Owner’s tax consultant shall protest and attempt to reduce the Taxes or adjust the valuation for the property through administrative appeal. All Taxes levied or assessed against the Shared Facilities shall be paid from the Operating Account. Finally, Manager shall oversee and administer the duties of Shared Facilities Manager under Article 14 of the Declaration in the event that any Unit is included and taxed as part of another Unit or as otherwise required by said Article.

2.10 Owner shall have the right to audit Manager’s books with respect to the Shared Facilities with not less than 24 hours’ notice during reasonable business hours at Owner’s expense.

2.11 Owner shall provide to Manager copies of any agreements between Affiliated Owners and Other Project Managers. In supervising the Other Project Managers, Manager shall be authorized to give and receive all information, notices and other communications authorized or required under the applicable management agreements; provided, however, that Manager may only approve an annual budget or elect to terminate or extend the term of a management agreement with an Other Project Manager with the consent of the applicable Affiliated Owner.

SECTION THREE
COMPENSATION AS MANAGING AGENT

3.1 Owner agrees to draw upon on its loan with Bank OZK on a monthly basis to timely pay the Shared Facilities Costs incurred or anticipated to be incurred by Manager to the extent authorized pursuant to the terms of this Agreement, which payments may be in the form of Assessments for Shared Facilities Costs with respect to the Project, and after an Units are sold and transferred, on Units which it owns and to the extent such monthly assessments are not timely paid from such loan proceeds, within two (2) business days’ notice of such failure, to cause its members, 54M 1350 S Dixie Hwy LLC and NPI SOUTH DIXIE LLC, to pay their respective share (based on their respective Percentage Interests as set forth in the Amended and Restated LLC Agreement of 1350 S Dixie Holdings LLC dated as of November 14, 2017) of such Assessments.

3.2 The parties acknowledge that Owner shall not be obligated to pay a separate management fee to Manager, but that the Shared Facilities Costs will include burden on labor and reasonable overhead costs of Manager.

SECTION FOUR
LEGAL REQUIREMENTS

Manager shall take such action as may be necessary to comply with any and all orders or requirements affecting the Shared Facilities by any federal, state, county or municipal authority having jurisdiction there over. Manager, however, shall not take any such action as long as Owner is contesting, or has affirmed its intention to contest and promptly institutes proceedings contesting, any such order or requirement except that, where failure to comply promptly with any such order or requirement might expose Manager to criminal liability, Manager may take such action. On obtaining knowledge thereof, Manager shall promptly notify Owner in writing of any violation, order, rule or determination of any federal, state or municipal authority affecting the Shared Facilities, providing with such notification, copies of any official documents concerned. Except as otherwise provided in this Agreement or where the law imposes a legal duty or penalty on Manager, or on Manager and Owner, as distinguished from Owner alone, Manager shall not make repairs or additions or alterations or comply with orders of any public authority without the consent of Owner.

SECTION FIVE
INSURANCE/INDEMNIFICATION

5.1 Manager (or its parent company, NP International USA, LLC) shall obtain and keep in force during the terms of this Agreement insurance policies that satisfy the following specifications:

●	Property insurance on any of Manager’s business personal property for 100% replacement cost on a broad form basis.

●	General Liability insurance, written by a carrier with an A.M. Best Rating of no less than A VII, with a limit of liability of at least $1,000,000 per occurrence and $5,000,000 aggregate. The $5,000,000 limit may be comprised of a combination of primary general liability and Umbrella coverage.

●	Automobile insurance with a limit of liability of $5,000,000. The $5,000,000 may be comprised of combination of primary and umbrella.

●	Workers Compensation Insurance with employer’s liability limit of no less than $500,000 each accident, $500,000 disease each employee, and $500,000 disease- policy limit. Umbrella insurance should also extend over the employer’s liability section of the workers compensation insurance coverage.

●	Fidelity / Employee Theft Insurance with a limit of at least $200,000.

●	Manager shall provide Owner with a certificate of insurance showing the above limits and adding Owner as Additional Insured.

5.2 Manager shall also be responsible to obtain and keep in force during the Term, as a Shared Facilities Cost, all liability and casualty insurance coverage for the Shared Facilities required under the Declaration. Manager shall be designated as a party insured with Owner under such policy of liability insurance to the extent provided in the Declaration.

5.3 Owner shall indemnify and defend Manager, Manager’s representatives, and their affiliates, partners, directors, officers, shareholders, agents, and employees and hold it harmless against any and all loss, cost, claim, expense or damage whatsoever, suffered or incurred by Manager arising from or in connection with Manager’s performance of its duties under this Agreement unless such loss, cost, claim, expense or damage results in whole or in part from (a) any acts of negligence, willful misconduct, or fraud of Manager, its officers, partners, directors, agents, or employees, or (b) breach of this Agreement or applicable law by Manager, or (c) acts of Manager, its officers, partners, directors, agents, or employees taken outside of the scope of this Agreement and Manager’s engagement. The indemnification provisions shall survive expiration or termination of this Agreement.

5.4 Manager shall indemnify, defend and hold Owner, Owner’s representatives, and their affiliates, partners, directors, officers, shareholders, agents, and employees harmless from and against all claims, damages and costs arising out of or in connection with (a) any acts of negligence, willful misconduct, or fraud of Manager, its officers, partners, directors, agents, or employees, or (b) breach of this Agreement or applicable law by Manager, or (c) acts of Manager, its officers, partners, directors, agents, or employees taken outside of the scope of this Agreement and Manager’s engagement. The indemnity herein contained shall survive the expiration or earlier termination of this Agreement, but shall not apply to any claim with respect to which and to the extent Manager is covered by insurance, provided that the foregoing exclusion does not invalidate Manager’s insurance coverage.

SECTION SIX
TERMINATION OF AGREEMENT

6.1 This Agreement shall be terminated and, except as to the liability for claims or liabilities that shall have accrued or arisen prior to such termination, all obligations hereunder shall cease on the happening of any of the following events:

(a) Bankruptcy or Insolvency. In the event a petition in bankruptcy is filed by or against either Owner or Manager, or in the event that either shall make any assignment for the benefit of creditors or take advantage of any insolvency act, either party hereto may forthwith terminate this Agreement on fifteen (15) days’ notice in writing to the other party.

(b) Condemnation. On the taking of the entire or a substantial portion (more than 50% percent of the total square footage of the Shared Facilities) of the Shared Facilities through lawful condemnation proceedings by any governmental body, either party may terminate this Agreement by service of thirty (30) days’ written notice by certified mail to the other party.

(c) Suit or Action. If any suit or action is instituted by either party hereto in connection with any controversy arising out of this Agreement, Owner or Manager shall have right to terminate this Agreement on fifteen (15) days’ notice to the other party. The prevailing party in such action shall be entitled to recover, in addition to costs of suit, such sum as the court may adjudge reasonable as attorney fees in such suit or action and on any appeal from any judgment or decree entered thereon.

(d) Breach of Obligation. If Manager shall fail to deal properly with or account for funds delivered to it under this Agreement or by Unit owners, Owner may terminate this Agreement on thirty (30) days’ written notice to Manager.

(e) Sale of Shared Facilities. If Owner sells its entire interest in the Shared Facilities, to a bona fide purchaser which is not an entity of which Owner (or its shareholders, partners, members or officers/directors) is a parent, affiliate, partner, member, shareholder, or the like, then this Agreement shall terminate on the date such sale becomes final and ownership is transferred from Owner to a third party.

(f)   By either party without cause with thirty (30) days’ written notice from the canceling party to the other.

6.2 On termination of this Agreement for any reason, Manager shall deliver the following items to Owner:

(a) A final accounting, reflecting the income and expenses of the Shared Facilities as of the effective date of termination, which accounting shall be delivered to Owner within sixty (60) days after such effective date of termination of this Agreement, provided that Owner shall pay Manager all sums of money due to Manager from Owner as of the termination date, and within ten (10) days of receipt of Manager’s final accounting.

(b) Any balance of monies of Owner held by Manager with respect to the Shared Facilities, which monies shall be delivered to Owner immediately on such termination, subject only to sums owed to Manager.

(c) All records, contracts, leases, receipts for deposits, unpaid bills and other papers or documents that pertain to the Shared Facilities, which papers and documents shall be delivered immediately upon such termination.

SECTION SEVEN
ASSIGNMENT

Neither party shall assign this Agreement without the prior written consent of the other party.

SECTION EIGHT
NOTICES

All notices referred to in this Agreement shall be deemed to be sufficiently given if in writing and (i) personally delivered; (ii) delivered by overnight courier; (iii) delivered by electronic transmission (provided to be effective such notice must also be given by another method set forth herein); or (iv) sent by registered or certified mail, return receipt requested by United States registered mail to Owner or Manager, as the case may be, at their respective addresses set forth above or at such other address or addresses as either party shall hereafter designate by written notice to the other party. Notices may also be provided by email to the following addresses: Owner: [***]; Manager - [***]

SECTION NINE
COMPLETE AGREEMENT; MODIFICATION

This Agreement supersedes all prior agreements, written or oral, pertaining to the subject matter hereof and contains the entire understanding of the parties. This Agreement may not be changed or modified orally, but only by written instrument signed by duly authorized officers of the parties hereto.

SECTION TEN
PARTIES BOUND

This Agreement shall be binding on the parties hereto, their successors and assigns.

SECTION ELEVEN
DEFINITION OF “MANAGER”

The term “Manager” as used in this Agreement shall not include any corporate subsidiaries or affiliates of Manager who perform services in, on or about the Shared Facilities arising out of or in connection with this Agreement. Any such subsidiaries or affiliates of Manager who perform services in, on or about the Shared Facilities shall be considered subcontractors of Manager.

SECTION TWELVE
SECTION CAPTIONS

Section captions are for the convenience of the parties and shall not affect the interpretation of this Agreement.

SECTION THIRTEEN
CHOICE OF LAW

This Agreement has been made and entered into in the State of Florida, and the laws of such state shall govern the validity and interpretation of this Agreement and the performance due hereunder.

SECTION FOURTEEN
EFFECT OF PARTIAL INVALIDITY

Should any section or any part of any section of this Agreement be rendered void, invalid or unenforceable for any reason by any court of law exercising competent jurisdiction, such a determination shall not render void, invalid or unenforceable any other section or any part of any section in this Agreement.

[Signatures begin on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

MANAGER:

NPI Management, Inc.

	By:	/s/ Brent Reynolds
	Print Name:	Brent Reynolds
	Its:	President

OWNER:

1350 S DIXIE HOLDINGS LLC, a Delaware limited liability company

By NPI SOUTH DIXIE LLC, a Delaware limited liability company
Its Managing Member

	By:	/s/ Brent M. Reynolds
	Name:	Brent M. Reynolds
	Its:	Authorized Representative

54M 1350 S DIXIE HWY LLC, a Delaware limited liability company
Its Member

	By:	/s/ Henry R. Silverman
	Print Name:	Henry R. Silverman
	Its:	Authorized Signatory

EXHIBIT A

2020 OPERATING BUDGET